Exhibit 21



Subsidiaries of MedPlus, Inc.



ChartMaxx, Inc.: an Ohio corporation wholly owned by MedPlus, Inc.

DiaLogos Incorporated:  a Delaware corporation wholly owned by MedPlus, Inc.

FutureCORE, Inc.: an Ohio corporation wholly owned by MedPlus, Inc.

Synergis Acquisition, Inc.: an Ohio corporation wholly owned by MedPlus, Inc.

Synergis Technologies, Inc.: an Ohio corporation wholly owned by MedPlus, Inc.

Universal Document Management Systems, Inc.: an Ohio corporation wholly owned by
MedPlus, Inc.

Valcor Associates, Inc.: a Pennsylvania corporation wholly owned by MedPlus, Inc.